INTELLECTUAL PROPERTY SECURITY AGREEMENT

This INTELLECTUAL PROPERTY SECURITY AGREEMENT (this “Agreement”), dated as of June 28, 2012, is made by SKINNY NUTRITIONAL CORP., a Nevada corporation (“Grantor”), in favor of TRIM CAPITAL LLC, a Delaware limited liability company (the “Secured Party”).

WITNESSETH:

WHEREAS, pursuant to that certain Securities Purchase Agreement, dated as of even date herewith (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Purchase Agreement”), between the Grantor and the Secured Party, the Secured Party has agreed to make extensions of credit to the Grantor upon the terms and subject to the conditions set forth therein; and

WHEREAS, in order to induce the Secured Party to enter into the Purchase Agreement and other Transaction Documents and to induce the Secured Party to purchase the Notes as provided for in the Purchase Agreement, the Grantor has agreed to pledge the Collateral to the Secured Party in accordance herewith;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and to induce the Secured Party to enter into the Purchase Agreement and to induce the Secured Party to make its purchase of the Notes issued by the Grantor thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1.          Defined Terms. Capitalized terms used herein without definition are used as defined in the Security Agreement (the “Security Agreement”) dated as of even date herewith between the Secured Party and the Grantor.

Section 2.          Grant of Security Interest in Intellectual Property Collateral. (A) The Grantor, as collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations hereby mortgages, pledges, assigns, grants and hypothecates to the Secured Party, and grants to the Secured Party a Lien on and security interest in, all of its right, title and interest in, to and under the following Collateral of the Grantor whether now owned or hereafter acquired or arising and wherever located (the “Intellectual Property Collateral”):

(a)          all of its copyrights and rights under any written agreement granting any right to use copyrights, together with all renewals, reversions and extensions of the foregoing;

(b)          all of its patents and rights under any written agreement granting any right to use patents, together with all reissues, reexaminations, continuations, continuations-in-part, divisionals, renewals and extensions of the foregoing;

(c)          all of its trademarks and rights under any written agreement granting any right to use trademarks, including, without limitation, those referred to on Schedule 1 hereto, together with all renewals, reissues, continuations and extensions of the foregoing;

(d)          all goodwill of the business connected with the use of, and symbolized by, each such trademark; and

(e)          all income, royalties, proceeds and liabilities at any time due or payable or asserted under and with respect to any of the foregoing, including, without limitation, all rights to sue and recover at law or in equity for any past, present and future infringement, misappropriation, dilution, violation or other impairment thereof.

(B)          This Intellectual Property Security Agreement and the security interests created hereby secure the payment and performance of the Secured Obligations, whether now existing or arising hereafter.  Without limiting the generality of the foregoing, this Intellectual Property Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by the Grantor to the Secured Party, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Grantor.

Section 3.          Purchase Agreement & Security Agreement. The security interest granted pursuant to this Intellectual Property Security Agreement is granted in conjunction with, and in no way limits, the security interest granted to the Secured Party pursuant to the Security Agreement, and the Grantor hereby acknowledges and agrees that the rights and remedies of the Secured Party with respect to the security interest in the Intellectual Property Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference as if fully set forth herein.

Section 4.          Authorization to Supplement.  If the Grantor shall obtain rights to any new patentable inventions or become entitled to the benefit of any patent application or patent for any reissue, division, or continuation, of any patent, the provisions of this Intellectual Property Security Agreement shall automatically apply thereto. The Grantor shall give prompt (and in any event within fifteen (15) Business Days) notice in writing to the Secured Party with respect to any such new patent rights.  Without limiting the Grantor’s obligations under this Section 4, the Grantor hereby authorizes the Secured Party unilaterally to modify this Agreement by amending Schedule 1 to include any such new patent rights of the Grantor.  Notwithstanding the foregoing, no failure to so modify this Intellectual Property Security Agreement or amend Schedule 1 shall in any way affect, invalidate or detract from the Secured Party’s continuing Security Interest in all Collateral, whether or not listed on Schedule 1.

Section 5.          Grantor Remains Liable. The Grantor hereby agrees that, anything herein to the contrary notwithstanding, the Grantor shall retain full and complete responsibility for the prosecution, defense, enforcement or any other necessary or desirable actions in connection with their Intellectual Property subject to a security interest hereunder.

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Section 6.          Counterparts. This Intellectual Property Security Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.

Section 7.          Governing Law. This Intellectual Property Security Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

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In witness whereof, the Grantor has caused this Intellectual Property Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

SKINNY NUTRITIONAL CORP.

By:	/s/ Michael Salaman
Name:	Michael Salaman
Title:	Chief Executive Offficer

ACCEPTED AND AGREED
as of the date first above written:

TRIM CAPITAL LLC

By:	/s/ Marc Cummins
Name:	Marc Cummins
Title:	Managing Member

INTELLECTUAL PROPERTY SECURITY AGREEMENT

SIGNATURE PAGE

Schedule I

to

Intellectual Property Security Agreement

Trademark Registrations/Applications